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                                                                    EXHIBIT 10.1

                     AMENDED AND RESTATED SUPPORT AGREEMENT

                          LOUISIANA-PACIFIC CORPORATION


August 2, 1999

CONFIDENTIAL
------------

LE GROUPE FOREX INC.
1 Place Ville-Marie, Suite 3415
Montreal, Quebec
H3B 3N6

Dear Sirs:


This letter agreement (the "Agreement") sets out the terms and conditions upon which Louisiana-Pacific Corporation (the "Offeror") will, either directly or through a wholly-owned subsidiary, make an offer on the terms summarized in Schedule "A" to this Agreement (the "Offer") for all of the issued and outstanding Class A Multiple Voting Shares (the "Class A Shares") and all of the issued and outstanding Class B Subordinate Voting Shares (the "Class B Shares, and collectively with the Class A shares, the "Common Shares") of Le Groupe Forex Inc. (the "Corporation") at the price per Common Share specified in Schedule "A". This Agreement amends and restates the Support Agreement dated June 25, 1999, as amended on July 21, 1999 between the Offeror and the Corporation.


This Agreement further sets out certain covenants of the Corporation.

1.       THE OFFER

1.1 TIMING. The Offeror agrees to make the Offer for 100% of the Common Shares as soon as possible but in any event not more than ten (10) calendar days after the date of this Agreement provided that, if the Corporation has given to the Offeror a notice contemplated by Section
         3.2 (j) hereof prior to the making of the Offer, such ten (10) day period may, at the option of the Offeror, be extended by ten (10) days.

1.2 CONDITIONS PRECEDENT. Notwithstanding section 1.1, the Offeror shall not be required to make the Offer (and shall, if it determines not to make the Offer, without prejudice to any other rights, terminate this Agreement by written notice to the Sellers and the Corporation) if:

         (a) prior to the making of the Offer, (i) any act, action, suit or proceeding shall have




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                                      -2-

                  been taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, or (ii) any law, regulation or policy shall have been proposed, enacted, promulgated or applied:

                  a. to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or any of them pursuant to the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or any of them; or

                  b. which, if the Offer was consummated, would, in the judgment of the Offeror, acting reasonably, materially and adversely affect the Corporation and each of Forex OSB Inc. and Forex Chambord Inc. (the "Subsidiaries") considered as a whole;

         (b) at the time the Offeror proposes to make the Offer, there exists any prohibition at law (other than those referred to in paragraphs 2(b), (c) or (d) of Schedule "A" hereto) against the Offeror making the Offer or taking up and paying for 100% of the Common Shares under the Offer;

         (c) there shall have occurred (or there shall have been generally disclosed, if previously undisclosed generally) any change (other than a change in the market conditions or price of O.S.B.)(or any condition, event or development involving a prospective change) in the business, assets, capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, of the Corporation or any of its Subsidiaries which, in the judgment of the Offeror, acting reasonably, is or would be materially adverse to the Corporation and its Subsidiaries considered as a whole;

         (d) the Offeror shall not have obtained assurances acceptable to it with respect to CAAFS held by the Corporation from such appropriate governmental authorities as it shall consider desirable to ensure that there will be no termination, default (other than a default resulting from a change of control) breach or other adverse effects on the Corporation or the Subsidiaries as a result of the transactions contemplated herein;

         (e) the agreement entered into on the date hereof between the holders of Common Shares listed on Schedule "C" hereof (the "Sellers") and the Offeror whereby such Sellers agreed to deposit irrevocably and unconditionally



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                                      -3-


                  under the Offer that number of Common Shares, respectively, set forth opposite their names on Schedule "C" including such Common Shares to be issued pursuant to the exercise of the options referred to therein is not in full force and effect (the "Lock-Up Agreement");

         (f) any representation or warranty of any of the Sellers in the Lock-Up Agreement or any representation or warranty of the Corporation in this Agreement shall not have been, as of the date made, true and correct in all material respects, or the Corporation or any of the Sellers shall not have respectively performed in all material respects any covenant or complied with any agreement to be performed by them or it under the Lock-Up Agreement and this Agreement; or

         (g) all non-unionized individuals working for the Corporation as a result of services agreement entered into between the Corporation and companies controlled by insiders of the Corporation shall not have agreed to become employees of the Corporation before the Offeror takes up and pays for the Common Shares (the "Effective Date").


The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror in whole or in part at any time and shall be deemed to have been waived by it by the making of the Offer.

2.       Representations and Warranties

2.1 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR. The Offeror hereby represents and warrants that:

         (a) the Offeror is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

         (b) the Offeror has the financial resources and is financially capable of completing the Offer; and

         (c) the Offeror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; the execution and delivery of this Agreement by Offeror and the consummation by the Offeror of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Offeror and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement or the transactions contemplated hereby and this Agreement has been duly executed and delivered by Offeror and constitutes a valid and binding agreement of the Offeror, enforceable against the Offeror in accordance with its terms subject to the usual



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                  exceptions as to bankruptcy and the availability of equitable remedies.

2.2 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. In addition to the representations and warranties made by the Corporation in Schedule B hereof, the Corporation hereby represents and warrants that its board of directors, upon consultation with its financial and legal advisors, has determined that the price per Common Share offered pursuant to the Offer is fair to the holders of Common Shares and that the Offer is in the best interests of the Corporation and the holders of Common Shares.

3.       Covenants of the Corporation

3.1 GENERAL. The Corporation hereby covenants that until the Offeror has taken up and paid for the Common Shares under the Offer or abandoned the Offer or the terms of this Agreement have been terminated by the Corporation or the Offeror pursuant to Section 6 hereof:

         (a) except as previously disclosed to the Offeror, it shall, and shall cause each of its Subsidiaries or to, conduct its and their respective businesses only in, and not take or omit to take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

         (b) except as previously disclosed to the Offeror, it will use its reasonable best efforts to cause the Corporation to comply promptly with all material requirements which applicable law may impose on the Corporation and its Subsidiaries;

         (c) it will promptly advise the Offeror orally and in writing of any material change known to the Corporation in the condition (financial or otherwise), properties, assets, liabilities, operations, business or prospects of the Corporation or any of its Subsidiaries;

         (d) except for transactions (i) contemplated among the parties by this Agreement or (ii) disclosed in writing by the Corporation to the Offeror, prior to the Corporation or any of its Subsidiaries making or agreeing to make any commitment or agreement with respect to the following matters, it shall not and shall not suffer or permit any Subsidiary to;

                           (i) pay any dividend or issue or commit to issue any share of or other ownership interest in the Corporation or the Subsidiaries (other than as referred to in paragraph (d) of Schedule "B" hereof);

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                                      -5-


                           (ii) grant or commit to grant any options, warrants, convertible securities or rights to subscribe for, purchase or otherwise acquire or exchange into any shares or other ownership interest in the Corporation or any subsidiary;

                           (iii) directly or indirectly redeem, purchase or otherwise acquire or commit or offer to acquire any share of or other ownership interest in the Corporation or any subsidiary;

                           (iv) effect any subdivision, consolidation or reclassification of any of its shares (or pay any dividend or make any distribution on or in respect of any of its shares); or

                           (v)      amend its articles or by-laws;

         (e) it shall not, and shall cause its Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement prior to the Effective Date without the prior written consent of the Offeror, such consent not to be unreasonably withheld;

         (f) except in the usual, ordinary and regular course of business and consistent with past practice, or except as previously disclosed in writing to the Offeror or as required by applicable laws, it and its Subsidiaries shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to the Corporation or which would have a material adverse effect on the Corporation;

         (g) without restricting the fiduciary obligations of its directors, it shall use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control and to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Offer and the transactions contemplated by this Agreement;

         (h) it shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws;

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         (i)      it shall use its reasonable commercial efforts to conduct its affairs and shall cause its Subsidiaries to conduct their affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date;

         (j) it will forthwith request from every person to whom it has provided, since January 1, 1999, confidential information concerning the Corporation in the context of an Acquisition Proposal (as defined in Section 3.2(f) that such person (including Boise Cascade Corporation or any of its affiliates and associates) immediately return to the Corporation such information and all copies thereof in any form whatsoever under the power or control of any person and delete any such information from all retrieval systems and data bases;

         (k) if the Offeror takes up and pays for Common Shares pursuant to the Offer, it will use all reasonable commercial efforts to enable the Offeror to acquire the balance of the Common Shares as soon as practicable by way of compulsory acquisition or any subsequent acquisition transaction (as such expressions are defined in the Offer); and

         (l) use its reasonable best efforts to cause all members of the board of directors of the Corporation and its Subsidiaries to resign at the time and in the manner requested by the Offeror, after the Offeror takes up and pays for the Common Shares.

3.2 SUPPORT FOR OFFER. The Corporation confirms to the Offeror and covenants that:

         (a) its board of directors supports the Offer and has decided to recommend its acceptance to holders of Common Shares;

         (b) the Corporation will use its reasonable best efforts to mail the directors' circular (including such recommendation) with the Offer, as well as to provide drafts thereof to the Offeror and give the Offeror a reasonable opportunity to comment thereon;

         (c) the Corporation will cause a list of shareholders of the Corporation prepared by the Corporation or the transfer agent(s) of the Corporation in accordance with section 123.113 of the COMPANIES ACT (Quebec) and a list of holders of stock options and any other rights, warrants or convertible securities currently outstanding (with full particulars as to the purchase, exercise or conversion price and expiry date) prepared by the Corporation (as well as a security position listing from each depositary, including The Canadian

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                  Depository for Securities Limited) to be delivered to the
                  Offeror within two business days after execution of this Agreement and supplemental lists setting out any changes thereto for each business day thereafter to be delivered forthwith to the Offeror, all such deliveries to be both in printed form and computer-readable format;

         (d) notwithstanding the pre-agreement investigation of the Corporation and its Subsidiaries conducted by or on behalf of the Offeror, the Corporation and its Subsidiaries shall give the Offeror and its authorized agents reasonable ongoing access during the term of this Agreement, upon reasonable notice to the Corporation, to all of the Corporation's and its subsidiaries' personnel, assets, properties, books, records, agreements and commitments and to reasonably co-operate with the Offeror and any such authorized persons in their review and furnish such persons with all material information with respect to the Corporation and its Subsidiaries and their ongoing operations and activities as the Offeror or any person authorized by it may reasonably request, provided that the Offeror shall not unreasonably disrupt the normal business operations of the Corporation or its Subsidiaries;

         (e) (i) its board of directors has determined unanimously to use its and their respective reasonable efforts (x) to encourage all persons holding options to exercise such options prior to the expiry of the Offer which, by their terms, are otherwise exercisable and to tender all Common Shares issued in connection therewith to the Offer and (y) to encourage all persons holding convertible debentures to deposit such convertible debentures for conversion prior to the expiry of the Offer conditional upon the Offeror taking up and paying for the Common Shares deposited under the Offer, (ii) its board of directors has also resolved and has authorized and directed the Corporation, subject to any required regulatory or stock exchange approval, to cause the vesting of option entitlements, to accelerate prior to or concurrent with the expiry of the Offer which, by their terms, are otherwise accelerated upon the Offeror's purchase of the Common Shares, such that outstanding options to acquire Common Shares are exercisable prior to or concurrent with the expiry of the Offer, and to arrange for all Common Shares that are fully paid thereunder to be distributed to those persons entitled thereto so as to be able to be tendered into the Offer and to thereafter satisfy all other obligations of the Corporation under such plans;

         (f) the Corporation shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Corporation or any of its Subsidiaries, solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals




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                                      -8-


                  regarding an Acquisition Proposal (as defined below), participate in any, discussions or negotiations regarding any Acquisition Proposal, withdraw or modify in a manner adverse to the Offeror the approval of the Board of Directors of the Corporation of the transactions contemplated hereby, accept or approve or recommend any Acquisition Proposal or cause the Corporation to enter into any agreement related to any Acquisition Proposal; provided, however, that subject to paragraph (j) below but notwithstanding the preceding part of this paragraph and any other provision of this Agreement, nothing shall prevent the Board of Directors of the Corporation from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal made and received under circumstances not involving any breach of this Section that the Board of Directors of the Corporation determines in good faith, after consultation with financial advisors and after receiving a written opinion of outside counsel to the effect that the Board of Directors of the Corporation is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favourable to the Corporation's shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"), or from approving or recommending such Superior Proposal. "Acquisition Proposal" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of a material number of shares or rights or interests therein or thereto or similar transactions involving the Corporation or any Subsidiaries, or a proposal to do so, excluding this Offer;

         (g) the Corporation shall promptly notify the Offeror of any future Acquisition Proposal of which directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to the Corporation or any Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Corporation or any Subsidiary by any person or entity that informs the Corporation or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as the Offeror may reasonably request including the identity of the person making such proposal, inquiry or contact;

         (h) if the Corporation receives a request for non-public information from a person who shall have made a bona fide Acquisition Proposal (the existence and content of which have been disclosed to the Offeror), and the Board of



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                  Directors of the Corporation determines that such proposal would be a Superior Proposal pursuant to paragraph (f) above after having received the opinion referred to therein, then, and only in such case, the Board of Directors of the Corporation may, subject to the execution of a confidentiality agreement containing a standstill provision substantially similar to that contained in the confidentiality agreement signed by the Offeror, provide such person with access to information regarding the Corporation, provided, however that the Corporation sends a copy of any such confidentiality agreement to the Offeror immediately upon its execution and the Offeror is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided;

         (i) the Corporation shall ensure that its and its Subsidiaries' officers, directors, employees and any financial advisors or other advisors, agents or representatives retained by it are aware of the provisions of this Section, and it shall be responsible for any breach of this Section by any such persons;

         (j) the Corporation shall not withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offer or accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement) on the basis that it would constitute a Superior Proposal unless (i) it has notified the Offeror of its bona fide intention to do so and provided the Offeror with a copy of the documentation setting forth or providing for such Acquisition Proposal, and (ii) five business days shall have elapsed from the later of the date the Offeror received such notice and the date the Offeror received a copy of such documentation;

         (k) during such five business day period, the Corporation acknowledges that the Offeror shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of the Corporation will review any offer by the Offeror to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Offeror's offer upon acceptance by the Corporation would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of the Corporation so determines, it will enter into an amended agreement with the Offeror reflecting the Offeror's amended proposal; and

         (l) the Corporation acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for all purposes of this Section, including the five business days period referred in paragraphs ((j)) and ((k)).




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4.       Covenants of the Offeror

4.1 OFFEROR. Subject to the terms and conditions hereof, the Offeror hereby covenants to:

         (a) use its reasonable commercial efforts to successfully complete the Offer, including diligently pursuing all requisite regulatory approvals;

         (b) co-operate with the Sellers and the Corporation in making all requisite regulatory filings, and giving evidence in relation thereto, and to provide copies of all written documents and submissions and responses with respect thereto in connection with regulatory proceedings; and

         (c) provide copies of drafts of the Offer to the Corporation, in order to provide them with an opportunity to comment.

4.2 CONFIDENTIALITY AGREEMENT. The Offeror hereby covenants and agrees to be bound by the terms of the confidentiality agreement dated June 18, 1999 between the Offeror and the Corporation (the "Confidentiality Agreement") throughout the term of this Agreement and in the event that this Agreement is terminated for any reason whatsoever. The Corporation hereby confirms and agrees that the Confidentiality Agreement will be null and void in the event that the Offeror takes up and pays for Common Shares under the Offer. Furthermore, in such circumstances, each of the Sellers agrees to hold all Information (as defined below) confidential and not to use it in any way detrimental to the interests of the Offeror, the Corporation or its Subsidiaries, except as required by law. For the purposes hereof, "Information" has the meaning ascribed to such expression in the Confidentiality Agreement.

5.       Break Fee Event

5.1 A "Break Fee Event" shall occur if (x) the Board of Directors of the Corporation shall withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offer, or approve or recommend any Superior Proposal, or determine at the conclusion of the process set out in Section 3.2 (k) and (l) that any Acquisition Proposal is a Superior Proposal, or shall fail to reaffirm such approval or recommendation upon the Offeror's request, or take or resolve to take any of the foregoing actions, or (y) an Acquisition Proposal shall have been made directly to the Corporation's shareholders for a consideration exceeding $31.00 prior to the Offeror making the Offer and the Offeror shall decide not to make the Offer and such Acquisition Proposal succeeds.

6.       Termination




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                                      -11-


6.1 TERMINATION BY CORPORATION. The Corporation, when not in default in performance of its material obligations under this Agreement, may, without prejudice to any other rights and subject to Section 6.3 hereof, terminate its obligations under this Agreement by notice to the Offeror if:

         (a)      the Offer has not been made within the time period provided in
                  Section 1.1;

         (b) the Offer does not conform in all material respects with the description of the Offer in Schedule "A";

         (c) the Offeror has not taken up and paid for the Common Shares on or prior to December 31, 1999;

         (d) Common Shares deposited under the Offer have not, for any reason whatsoever (other than that all the terms and conditions of the Offer have not been complied with or waived by the Offeror) been taken up and paid for on or before the expiry of ten days after the expiry of the Offer (as it may have been extended); or

         (e) A Break Fee Event described in clause (x) of Section 5.1 shall have occurred, provided that no termination under this paragraph shall be effective unless and until the Corporation shall have paid the Offeror by bank draft or wire transfer the sum of $28 million in immediately available funds (the "Break Fee").

6.2 TERMINATION BY OFFEROR. The Offeror, when not in default in performance of its material obligations under this Agreement, may, without prejudice to any other rights, terminate its obligations under this Agreement by notice to the Corporation if:

         (a) the Offeror has not taken up and paid for the Common Shares on or prior to December 31, 1999;

         (b)      a Break Fee Event shall have occurred;

         (c) as a result of the failure of any of the conditions set forth in Schedule "A", the Offer shall have expired or have been terminated in accordance with its terms without the Offeror having purchased any Common Share pursuant to the Offer; or

         (d) the Sellers or the Corporation shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Lock-Up Agreement or this Agreement.


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                                      -12-


6.3 PAYMENT OF BREAK FEE. The Corporation shall pay the Break Fee to the Offeror (i) in the event of any termination of this Agreement pursuant to paragraph (b) or (d) of Section 6.2, or (ii) in the event that an Acquisition Proposal made by a person other than the Offeror shall be publicly announced or communicated to the Corporation prior to the termination hereof and consummated within twelve (12) months of the date of this Agreement or six (6) months after termination of this Agreement whichever shall occur later. Such Break Fee shall be payable by bank draft or wire transfer no later than the first business day following the termination of this Agreement in the circumstances described in (i) above or the first business day following the consummation of the Acquisition Proposal in the circumstances described in (ii) above.

6.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1 or 6.2, this Agreement (except for Sections 6.1(e), 6.3, 6.4 and 7) shall forthwith become void and cease to have any force or effect without any liability on the part of any party hereto or any of its affiliates; provided however that nothing in this Section 6.4 shall relieve any party to this Agreement of liability for any breach of this Agreement.

7.       General

7.1 DISCLOSURE. Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement or the Lock-Up Agreement without the approval of the others, which shall not be unreasonably withheld. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement or the Lock-Up Agreement.

7.2 ASSIGNMENT. The Offeror may assign all or any part of its rights and/or obligations under this Agreement to a wholly-owned subsidiary of the Offeror, but, if such assignment takes place, the Offeror shall continue to be liable to the Corporation for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party without the consent of the other.

7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and of Canada applicable therein (without regard to conflict of laws principles).

7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Corporation shall survive until the Effective Date and the representations and warranties made by the Offeror herein shall survive for a period of one year from the date hereof except that any representations which prove to be incorrect or untrue as a result of tax matters shall survive only as to such tax matters until thirty (30) days following the last applicable limitation period under applicable tax laws and except in the case of fraud which shall survive indefinitely. No investigations made by or on behalf of the Offeror or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Corporation herein or pursuant hereto.

7.5 AMENDMENTS. This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.

7.6 SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the parties recognizes and acknowledges that this Agreement is an integral part of the Offer, that the Offeror would not contemplate causing the Offer to be made unless this Agreement was executed, and that a breach by any party of any covenants or other commitments contained in this Agreement will cause the other parties to sustain injury for which they would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party or parties shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it or they may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.7 EXPENSES. The Corporation shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred. The Offeror shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred.

7.8 BUSINESS DAY. A business day for the purpose of this Agreement shall mean any day on which chartered banks in the City of Montreal are open for business.

7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of a telecopier transmission.

7.10 SCHEDULE. Schedules "A" , "B" and C hereto shall for all purposes form an integral part of this Agreement.

7.11 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement (as defined herein) and any document referred to herein, constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement.

7.12     TIME. Time shall be of the essence in this Agreement.

7.13 CURRENCY. All sums of money referred to in this Agreement shall mean Canadian funds.

7.14 NOTICES. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

         (a)      the Offeror, addressed as follows:

                        Louisiana-Pacific Corporation
                        111 South West Fifth
                        Portland, Oregon
                        USA 97204

                        Attention: The Office of the General Counsel

                        Telecopier No. (503) 796-0105

                  with a copy to:


                        Stikeman, Elliott
                        Suite 4000
                        1155 West Rene-Levesque Blvd.
                        Montreal, Quebec
                        H3B 3V3


                        Attention: Pierre A. Raymond

                        Telecopier No.: (514) 397-3222

         (b)      the Corporation, addressed as follows:

                        Le Groupe Forex Inc.
                        1, Place Ville-Marie, suite 3415
                        Montreal, Quebec
                        H3B 3N6

                        Attention: Jacques Dalpe, Vice-president Affaires juridiques

                        Telecopier No.:

                  with a copy to:


                        Martineau Walker
                        Tour de la Bourse
                        800, Place Victoria, Suite 3400
                        Montreal, Quebec
                        H4Z 1E9

                        Attention: Maurice Forget

                        Telecopier No.: (514) 397-7600

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof.

8.       Special Provisions

8.1 JOINT CONDUCT. Notwithstanding any other provision hereof, the Offeror shall upon its written election have no obligations hereunder to the Corporation if the Corporation fails to comply with the terms hereof or with any of its covenants or agreements hereunder or if any of the representations or warranties of the Corporation prove to be incorrect or untrue in any material respect.

8.2 COMMON SHARES. References to "Common Shares" include any shares into which the foregoing may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the Common Shares.

                                  ------------

If the terms and conditions of this letter are acceptable to you, please so indicate by executing and returning the enclosed copy hereof to the undersigned prior to 8:00 p.m. (Montreal time) on August 2, 1999, failing which this offer shall be null and void.


                                 Yours truly,

                                 Louisiana-Pacific Corporation


                              By:  /s/Gary Wilkerson
                                 ---------------------------------------
                                 Gary Wilkerson

Agreed and accepted this 2nd day of August 1999

                                 Le Groupe Forex Inc.


                              By: /s/ J. J. Cossette
                                 ---------------------------------------
                                 Jean-Jacques Cossette

                                  SCHEDULE "A"

                               TERMS OF THE OFFER

1. GENERAL TERMS. The Offer shall be made by a circular bid prepared in compliance with the Securities Act (Quebec) and other applicable provincial securities laws. The Offer shall be open for twenty-one (21) days or such longer period as may be required to satisfy all of the conditions set forth in paragraph 3 below, provided that in no event shall the Offer be required to be open after December 31, 1999.

2. PRICE OF THE OFFER. The Offer shall be made for a consideration of not less than Cdn. $31.00 per Common Share payable, at the option of the holder, in cash, by the delivery of Instalment Notes (which shall be deemed for purposes of the Offer to have a value equal to the original principal amount thereof) or a combination thereof.

3. CONDITIONS OF THE OFFER. The Offer shall not be subject to any conditions other than those substantially described as follows:

         (a) not less than 66-2/3% of the outstanding Class A Multiple Voting Shares and not less than 66-2/3% of the outstanding Class B Subordinate Voting Shares (on a fully-diluted basis, assuming that all rights to acquire Common Shares were to be exercised in full) are tendered under the Offer and not withdrawn at the expiration of the Offer;

         (b) (i) the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) (the "Act") shall have issued an advance ruling certificate under section 102 of the Act in respect of the transaction (the "Transaction") which will result from the Offer; (ii) the Commissioner shall have advised the Offeror that he does not intend at the current time to apply to the Competition Tribunal for an order under section 92 of the Act in respect of the Transaction; or
                  (iii) the applicable waiting period under section 123 of the Act shall have expired without the Commissioner having notified the Offeror that he intends to apply to the Competition Tribunal for an order under section 92 of the Act in respect of the Transaction; and no proceedings shall have been taken or threatened under the merger provisions of Part VIII or under section 45 of the Act in respect of the Transaction;

         (c) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been earlier terminated;

         (d) any other requisite regulatory approvals or requirements (including without limitation those of stock exchanges and securities regulatory authorities and under the Investment Canada Act,) shall have been obtained or satisfied on terms satisfactory to the Offeror;

         (e) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

                  a. to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or any of them pursuant to the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or any of them, or

                  b. which if the Offer was consummated, would materially and adversely affect the Corporation and its Subsidiaries considered on a consolidated basis or the Offeror;

         (f) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for 100% of the Common Shares under the Offer;

         (g) there shall not have occurred any change after December 31, 1998 (other than a change in the market conditions or price of O.S.B.)(or any condition, event or development involving prospective change) in the business, assets, capitalization, financial condition, licences, permits, rights or privileges, whether contractual or otherwise, of the Corporation or any of its Subsidiaries considered as a whole which was not disclosed prior to the Offer in writing to the Offeror, and which, in the judgment of the Offeror, acting reasonably, is or would be materially adverse to the Corporation and its Subsidiaries considered as a whole;

         (h) the Offeror shall have obtained assurances acceptable to it with respect to CAAFS held by the Corporation from such appropriate governmental authorities as it shall consider desirable to ensure that there will be no termination, default (other than a default resulting from a change of control), breach or other adverse effects on the Corporation or the Subsidiaries as a result of the transactions contemplated herein; and

         (i) any representation or warranty of any of the Sellers and the Corporation in the

                  Lock-Up Agreement and this Agreement shall not have been, as of the date made, true and correct in all material respects, or the Corporation or any of the Sellers shall not have performed in all material respects any covenant or complied with any agreement to be performed by them under the Lock-Up Agreement and this Agreement.


The foregoing conditions will be for the sole benefit of the Offeror and may be waived by it in whole or in part at any time.

4. TERMS OF INSTALMENT NOTES. The Installment Notes shall be issued by a Canadian corporation pursuant to a note indenture and the principal terms thereof shall be:

         (a) interest rate: annual interest rate equal to the rate secured by the Offeror on the indebtedness incurred to finance the Offer from its principal bankers payable quarterly calculated in arrears;

         (b) instalments: 20% of the principal payable on the Effective Date and 20% on the first, second, third and fourth anniversary of the issuance of the notes (it being understood that, if the initial principal payment is duly paid or provided for on the Effective Date, the notes need represent only the principal payments due after the Effective Date);

         (c)      guarantee: unconditionally guaranteed by Offeror;

         (d) security: unsecured, ranking PARI PASSU with indebtedness to ordinary creditors of the issuer;

         (e) events of default: customary, including non-payment of instalment or interest and insolvency of issuer or guarantor;


         (the "Instalment Notes").

5. HOLDCO PURCHASE. The Offer will provide that any holder of Common Shares which holds such Common Shares indirectly through a holding corporation (a "Holdco") may deposit all of the outstanding shares of its Holdco under the Offer. Any such deposit of shares of a Holdco as opposed to the deposit of the underlying Common Shares shall be subject to customary conditions, including (i) any required approval under applicable securities laws, (ii) the relevant seller providing representations, warranties and indemnities reasonably satisfactory to the Offeror, including as to the absence of any liabilities in the relevant Holdco and of any asset other than Common Shares, and (iii) each seller who deposits shares of a Holdco shall reimburse the Offeror for any additional costs that will be incurred as a result of the acquisition of such Holdco.

                                  SCHEDULE "B"


                REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

         (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Corporation and each of the Subsidiaries has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares and other ownership interests of the Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by Corporation are owned free and clear of all material liens, claims or encumbrances, and except as disclosed in paragraph
                  (d) hereof, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares or other ownership interests in any of the Subsidiaries.

         (b) AUTHORITY; NO CONFLICT. The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Corporation and the consummation by Corporation of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Corporation and no other corporate proceedings on the part of Corporation are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Corporation and constitutes a valid and binding obligation of Corporation, enforceable against Corporation in accordance with its terms subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. Except as disclosed in writing to the Offeror prior to the execution of this Agreement, the execution and delivery by Corporation of this Agreement and performance by it of its obligations hereunder and (subject to satisfying the conditions to the Offer specified in clauses 3(b), (c) and (d) of Schedule "A" with respect to subparagraph A(ii) below) the completion of the Offer and the transactions contemplated thereby, will not:

                  a. result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or other adverse consequences under any provision of:

                  b. its or any Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

                           (i)      any law, regulation, order, judgment or
                                    decree; or

                           (ii) any material contract, agreement, license, franchise or permit to which the Corporation or any Subsidiary is bound or is subject or is the beneficiary;

                  c. except as disclosed to the Offeror prior to the execution of this Agreement, give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

                  d. result in the imposition of any hypothec, mortgage, lien, charge, encumbrance, or adverse claim upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of Corporation or any Subsidiary to carry on the business of Corporation or any Subsidiary as and where it is now being carried on or as and where it may be carried on in the future.

         (c) CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Corporation or the consummation by Corporation of the transactions contemplated hereby, except for (i) satisfying the conditions of the Offer specified in clauses 3 (b), (c) and (d) of Schedule "A", (ii) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Corporation.

         (d) CAPITAL STRUCTURE. As of July 30, 1999, there are 11,169,483 Class A Shares and 5,950,158 Class B Shares issued and outstanding. As at the date hereof, up to a maximum of 1,583,233 Class B Shares may be issued pursuant to outstanding stock option entitlements. 1,000,000 Class B Shares may be issued pursuant to an option granted to CIBC World Markets Inc. and 3,293,077 Class B Shares may be issued pursuant to the exercise of convertible debentures. Except as described in the immediately preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Corporation or any Subsidiary to issue or sell any shares of the capital of Corporation or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of the capital of Corporation, any Subsidiary or any other person, nor, except as disclosed to the Offeror prior to the execution of this Agreement, is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Corporation or any Subsidiary.

         (e) QSC DOCUMENTS. The Corporation is a "reporting issuer" under the SECURITIES ACT (Quebec), as amended (the "SECURITIES ACT") and is not in default of any material requirements of any applicable securities laws, and no delisting, suspension of trading in or cease trading order with respect to the Common Shares or any other securities of the Corporation is pending or threatened.

         (f) FINANCIAL STATEMENTS. As of their respective dates, the consolidated financial statements of Corporation included in any documents filed with the Quebec Securities Commission on a non-confidential basis (the "QSC Documents") complied as to form in all material respects with the regulations of the QSC with respect thereto, had been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly presented the consolidated financial position of Corporation and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS; NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed to the Offeror prior to the execution of this Agreement and except as has been publicly disclosed in any document filed with the Quebec Securities Commission (the "QSC"), since December 31, 1998 (i) the Corporation and the Subsidiaries have conducted their respective businesses only in the ordinary course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Corporation or any Subsidiary has been incurred, and (iii) there has not been any material adverse change in the financial conditions, results of operations or businesses of the Corporation or any Subsidiary.

         (h) REAL PROPERTY; OTHER ASSETS. Except as disclosed to the Offeror prior to the execution of this Agreement, the Corporation and its Subsidiaries have good and valid title to the real property interests and to each other asset reflected in the latest balance sheet of Corporation included in the Filed QSC Documents (other than as disclosed in the Filed QSC Documents, or any such other asset disposed of or consumed in the ordinary course of business) free and clear of any and all hypothecs, mortgages, liens, charges, encumbrances and adverse claims except (A) those reflected or reserved against in the latest balance sheet of Corporation included in the Filed QSC Documents, (B) taxes not in default and payable without penalty and interest, and (C) other Liens that individually or in the aggregate would not have a material adverse effect on Corporation (collectively, "Permitted Liens").

         (j)      YEAR 2000 COMPLIANCE.

                  (i) Corporation presently expects that all reprogramming, remediation and testing of Information Systems and Equipment (as defined below) that is required to make it in all material respects Year 2000 Compliant will be completed no later than December 31, 1999. Except as otherwise disclosed in the Filed QSC Documents, the cost of all such reprogramming, remediation and testing, together with the reasonably foreseeable consequences of any reasonably foreseeable failure of such Information Systems and Equipment to be or timely become Year 2000 Compliant will not have, individually or in the aggregate, a material adverse effect on Corporation.

                  (ii) (A) As used in respect of Information Systems and Equipment, "Year 2000 Compliant" means that such Information Systems and Equipment will not cease to properly function, produce erroneous results or otherwise experience diminished performance or functionality when presented with or when calculating, comparing, sequencing or otherwise processing date data before, during and after the year 2000 and (B) "Information Systems and Equipment" means all computer hardware, firmware, software and information processing systems and all equipment containing embedded microchips that is used by Corporation or any of its Subsidiaries in the conduct of their respective business.

         (j) INTELLECTUAL PROPERTY. Other than as disclosed in writing to the Offeror all of the material patents, registered trademarks and service marks, trade names and licenses owned or used by the Corporation at the date of this Agreement are in good standing, valid and adequate to permit the Corporation and its Subsidiaries to conduct its business as presently conducted.

         (k) MATERIAL CONTRACTS. There have been made available to Offeror and its representatives true, correct and complete copies of all of the material contracts to which Corporation or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"). None of Corporation or its Subsidiaries or, to the knowledge of Corporation, any other party, is in material breach or default under any Material Contract.

         (l) LITIGATION, ETC. As of the date hereof, except as disclosed in the Filed QSC Documents or disclosed to the Offeror prior to the execution of this Agreement, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Corporation, threatened against Corporation or any of its Subsidiaries before any court or other Governmental Entity, and (ii) neither Corporation nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and (ii), has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Corporation or which could prevent or materially delay the consummation of the transaction contemplated herein. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Corporation, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

         (m) COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Filed QSC Documents or disclosed to the Offeror prior to the execution of this Agreement, Corporation and its Subsidiaries are in material compliance with all applicable statutes, law, ordinances, rules, certificates, orders, grants, regulations and other authorization of any Governmental Entity, except for non-compliance which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Corporation.

         (n)      ENVIRONMENTAL LAWS.

                  a. Definitions. For purposes of this Agreement, the following definitions shall apply:

                           (i) The term "ENVIRONMENT" shall mean all components of the earth, including, without limitation, air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include components referred to above in this definition of "ENVIRONMENT";

                           (iii) The terms "ENVIRONMENTAL LAWS" shall mean any and all applicable federal, provincial, municipal or local statutes, legislations, codes, ordinances, decrees, rules, regulations, judicial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies and guidelines having force of law, (hereafter "LAWS") pertaining to the Environment, health and safety matters or conditions, Hazardous Substances, pollution or protection of the Environment, including, without limitation, Laws relating to: (i) on site or off-site contamination; (ii) occupational health and safety; (iii) chemical substances or products; (iv) Release of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the Environment; (v) the manufacture, processing, distribution, use, treatment, storage, transport, packaging, labelling, sale, recycling, disposal, destruction, incineration, burial, advertising, display or handling of Hazardous Substances; and (vi) any preventive measures, Remedial Actions and notifications in connection with the foregoing;

                           (iv) The terms "HAZARDOUS SUBSTANCE" shall mean any substance, whether waste, liquid, gaseous or solid matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma and organic or inorganic matter, which is or is deemed to be, alone or in any combination, hazardous, waste, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, whether or not such substance is defined as hazardous under Environmental Laws;

                           (v) The term "RELEASE" shall mean to release, spill, leak, discharge, dispose, pump, pour, emit, empty, inject, leach, dump or allow to escape;

                           (vi) The terms "REMEDIAL ACTION" shall mean any compelled action that is necessary to: (i) clean up, remove, treat or in any other way deal with Hazardous Substances in the Environment; (ii) prevent any Release of Hazardous Substances where such Release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration, and post-remedial studies, investigations and monitoring on, about or in connection with the Immoveables or any immoveable or real property owned, used or leased by the Offeror.

                  b.       Except as previously disclosed to the Offeror,

                           (i)      Each of the Corporation and its
                                    Subsidiaries, has been, and is being
                                    operated, and their assets are being used in material compliance with all Environmental Laws, and each of the Corporation and its Subsidiaries holds and their business has been conducted in material compliance with all environmental permits, certificates of authorization, registrations and other authorizations (collectively, "ENVIRONMENTAL
                                    PERMITS") required under Environmental Laws, and all such Environmental Permits are in full force and effect, except where failure to hold and maintain in full force and effect any such Environmental Permits would not have a material adverse effect on the Corporation, any of its Subsidiaries or their business;

                           (ii) Each of the Corporation and its Subsidiaries has not caused or permitted to cause, and has no knowledge of any material Release of Hazardous Substances at, on or under any of the real estates owned or leased by any of the Corporation or its Subsidiaries which would require Remedial Action, or from any real estate owned or operated by third parties, but with respect to which any of the Corporation or any of its Subsidiaries is alleged to have material liability and which could have a material adverse effect on the Corporation, any of its Subsidiaries or their business;

                           (iii)    No Hazardous Substances have been
                                    transported or arranged for the
                                    transportation of any such Hazardous
                                    Substances to any location which is not
                                    listed and duly authorized pursuant to
                                    Environmental Laws, and which would lead to material claims against any of the Corporation or its Subsidiaries for Remedial Action.

         (o)      TAXES. Except as previously disclosed to the Offeror:

                           (i) Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Corporation, each of Corporation and each subsidiary of Corporation (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, provincial, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it in respect of any Taxes (as hereinafter defined) and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Corporation's most recent financial statements included in the Filed QSC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Corporation and its Subsidiaries through the date hereof, and
                                    (C) timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. Each of Corporation and each subsidiary of Corporation has timely paid all Taxes that are shown as being due on the Returns referred to in the immediately preceding sentence. There have been made available to Offeror and its representatives true, correct and complete copies of all Returns filed by or for Corporation and each subsidiary of Corporation since 1994 in respect of any Taxes.

                           (ii) As of the date hereof, (A) there has been no taxable period since 1992 for which a Return of Corporation or any of its Subsidiaries has been or is being examined by the Minister of Revenue of Quebec or any other federal, provincial, local or foreign taxing authority, and (B) except for alleged deficiencies which have been finally and irrevocably resolved, Corporation has not received formal or informal notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Corporation, has been or will be proposed, asserted or assessed against Corporation or any of its Subsidiaries by any federal, provincial, local or foreign taxing authority or court with respect to any period; (C) No waiver or extension of any statute of limitations in effect with respect to Taxes or Returns of the Corporation or any subsidiary.

                  For purposes of this Agreement, "Taxes" shall mean all federal, provincial, local, foreign income, property, sales, excise, goods and services, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses, payroll or employee withholding taxes or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign taxing authority.

         (r) EMPLOYEE PLANS. "Employee Plans" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of the Corporation maintained, sponsored or funded by the Corporation, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

                  a. The Corporation has made available to the Offeror true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all summary plan descriptions and all material correspondence with all relevant persons.

                  b. The Corporation may unilaterally amend or terminate, in whole or in part, each Employee Plan, each subject only to approvals required by laws and, with respect to amendment or termination, the collective agreements of the Corporation.

                  c. All contributions or premiums required to be paid by the Corporation under the terms of each Employee Plan or by laws have been made in a timely fashion in accordance with laws and the terms of the Employee Plans. The Corporation does not have any liability (other than liabilities accruing after the date hereof) with respect to any of the Employee Plans. Contributions or premiums have been paid by the Corporation when due.

                  d. No commitments to establish, improve or otherwise amend any Employee Plan have been made except as required by applicable laws or as disclosed prior to the execution of this Agreement to the Offeror.

                  e.       None of the Employee Plans is a pension plan.

                  f. All employee data necessary to administer each Employee Plan has been made available by the Corporation to the Offeror and is true and correct as of the date of this Agreement and the Corporation will notify the Offeror of any changes thereto.

                  g. None of the Employee Plans provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

         (q) LABOUR MATTERS. Other than as disclosed to the Offeror prior to the execution of this Agreement, or except as set forth in the Information Circular and Proxy Statement of the Corporation dated February 23, 1999, neither the Corporation nor any Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any person.

         (r) BROKERS. No broker, investment banker, financial advisor or other person, other than CIBC World Markets Inc., the fees and expenses of which will be paid by Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Corporation.

         (s) WRITTEN OPINION OF FINANCIAL ADVISOR. Corporation has received the opinion of CIBC World Markets Inc. on August 2, 1999 (a true, correct and complete copy of which will be delivered to Offeror by Corporation), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Price of the Offer to be received by the holders of Common Shares in the Offer, is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified.

         (t) BOOKS AND RECORDs. The corporate records and minutes books of Corporation and its Subsidiaries have been maintained substantially in accordance with all applicable laws and are complete and accurate in all material respects.

                                  SCHEDULE "C"



                                        CLASS A                CLASS B             OPTIONS               TOTAL
                                         SHARES                SHARES

Placements Al-Vi Inc.                      3,320,663               23,402                               3,344,065
2330-3076 QBC. Inc.                        2,653,486                                                    2,653,486
Jean-Jacques Cossette                        285,464                2,200              200,000            487,664
2954-7635 Quebec                             173,650              233,100                                 406,750
Inc.
Viviane Cossette                               8,204                                   200,000            208,204
Fernand Cossette                             658,825                3,002              200,000            861,827
9008-6760 Quebec                             385,064                    2                                 385,066
Inc.
Marcel Cossette                              235,245                                                      235,245
Andre J. Lascelle                            192,441               14,720              200,000            407,161
Pierre Moreau                                200,000                  500              150,000            350,500
2700638 Canada Inc.                           56,350                                                       56,350
Norman Farrell                               200,020                                   150,000            350,020
     Lock-up Group                         8,369,412              276,926            1,100,000          9,746,338